Exhibit 10.1

Protagonist Therapeutics Inc

7707 Gateway Blvd., Ste 140
Newark, CA 94560 United States of America

Tel + 1 408 649 7370
Fax + 1 649 649 7377

www.protagonist-inc.com

May 7, 2019

Richard S. Shames, M.D.

Re:          Separation Agreement

Dear Richard:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Protagonist Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.

SEPARATION DATE.  Your last day of work with the Company and your employment termination date will be May 7, 2019 (the “Separation Date”).  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

SEVERANCE BENEFITS.  In full satisfaction of any obligations for the Company to provide you with severance benefits as stated in the Employee Severance Agreement entered into between you and the Company and dated August 1, 2016, if you timely sign this Agreement, allow the releases set forth herein to become effective, and remain in compliance with all obligations contained in this Agreement, then the Company will provide you with the following severance benefits:

Severance Pay.  The Company will pay you the equivalent of nine (9) month of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (“Severance Pay”).  Your Severance Pay will be paid over time in accordance with the Company’s payroll practices and procedures, beginning as soon as practicable (but not more than thirty (30) days) following the Effective Date, as defined herein.

Richard S. Shames, M.D.

May 7, 2019

Health Care Continuation Coverage.

COBRA.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

COBRA Premiums. If you timely elect continued coverage under COBRA, as an additional severance benefit, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) February 29, 2020; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

Special Cash Payments in Lieu of COBRA Premiums.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.  On the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above

SECTION 409A COMPLIANCE.  It is intended that the payments made under this Agreement be exempt from Section 409A of the Internal Revenue Code under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and will be implemented and construed in accordance therewith to the greatest extent permitted under applicable law.  However, if the Company determines that the Severance Benefits constitute “deferred compensation” under Section 409A and you are, on the termination of service, a “specified employee” of the Company, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after your Separation From Service, or (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”),

Richard S. Shames, M.D.

May 7, 2019

and the Company will (A) pay to you a lump sum amount equal to the sum of the Severance Benefits payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section, and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement. With respect to any reimbursement or in-kind benefit plans, policies or arrangements of the Company that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such plan, policy or arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such plan, policy or arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

INTERNAL REVENUE CODE SECTION 280G.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between you and the Company or its affiliates (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon you and the Company for all purposes. If a reduction in payments or benefits constituting “parachute payments” is necessary, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (B) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.

CONSULTING AGREEMENT.  If you timely sign this Agreement, then the Company will engage you as a consultant under the terms set forth below.

(a)           Consulting Period.  You will serve as a consultant to the Company beginning on May 7, 2019, and ending on June 30, 2019 (the “Consulting Period”), unless terminated earlier pursuant to Section 5(j).

Richard S. Shames, M.D.

May 7, 2019

(b)           Consulting Services.  As a consultant, you will be responsible for assisting the Company in any area of your expertise, as reasonably requested by the Company (the “Consulting Services”).  Among other things, you will assist the Company with the following:  providing advisory services to the CEO on matters for which you are knowledgeable.  It is anticipated that you will provide 80 hours of Consulting Services.  You will conduct the Consulting Services at a location of your choosing.  You will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services.

(c)           Consulting Fee.  Provided that you (i) perform the Consulting Services to the Company’s satisfaction (as determined by the Company in its sole discretion), and (ii) comply with your contractual obligations to the Company (including, without limitation, the obligations set forth herein), then the Company will pay you consulting fees equal to $250 per hour.

Equity.  During your employment with the Company, you were granted options to purchase shares of the Company’s common stock.  Under the terms of the Plan and your stock option grant, vesting will cease as of the Separation Date and your rights to exercise any vested options shall be as set forth in the applicable stock option grant notice, stock option agreement, and/or the Plan.   To be clear, vesting will not continue during the Consulting Period.  Your options shall continue to be governed by the terms of the applicable grant notices, stock option agreements and the Plan.

Tax Treatment.  The Company will not make any withholdings or deductions, and will issue you a form 1099, with respect to any consulting fees paid to you. You will be responsible for all taxes with respect to the consulting fees, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the consulting fees.

Independent Contractor Status.  You agree that during the Consulting Period, (i) you will be an independent contractor to the Company and not an employee of the Company, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf.

Protection of Information.  You agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing consulting services for the Company.  Any and all work product you create in the course of performing consulting services for the Company will be the sole and exclusive property of the Company.  You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing consulting services for the Company.

Richard S. Shames, M.D.

May 7, 2019

Limitations on Authority.  You will have no responsibilities or authority as a consultant to the Company other than as provided above.  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party except with my prior written consent.

Standards of Conduct; Noncompetition.  You agree not to engage in any conduct during the Consulting Period that is detrimental to the interests of the Company.  You further agree during the Consulting Period that you will not, directly or indirectly, as an officer, director, employee, consultant, owner, manager, member, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services in the United States, nor will you assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services in the United States.  You and the Company agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that is substantially similar to or competitive with a product, service, or process, including the research and development thereof, of the Company.  Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Conflicting Services if you participate in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership, the securities of which are publicly traded.

Termination of Consulting Period.  Either you or the Company may terminate the Consulting Period, at any time and for any reason, upon ten (10) days’ written notice to the other party.  If not terminated sooner, the Consulting Period will automatically terminate on May 31, 2019.  Upon termination of the Consulting Period by either party, or upon termination of the Consulting Period on May 31, 2019, whichever is sooner, the Company will have no further obligations to you, including any obligation to pay you further consulting fees.

OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

EXPENSE REIMBURSEMENTS.  You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

RETURN OF COMPANY PROPERTY.  By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof, in whole or in part) and other Company property in your possession or control, including, but not limited to: (a) all Company files, computer files and any and all other computer-recorded and electronically-recorded information; (b) all notes, correspondence, email, memoranda, notebooks (including laboratory notebooks), drawings, sketches, blueprints, flow charts, records, reports, studies, analyses, plans, forecasts, compilations of data, agreements, proposals, joint ventures, financial and operational information, legal files and information,

Richard S. Shames, M.D.

May 7, 2019

information regarding suppliers, research and development information, sales and marketing information and contact lists, personnel information, contact directories or information, and specifications, code, software, databases, computer related information (including but not limited to computer files and email); (c) all tangible property and equipment (including, but not limited to, devices, cellular telephones, facsimile machines, mobile telephones, servers, product samples, sales stock, computer equipment of any kind, and related materials), credit cards, entry cards, identification badges, and keys; and (d) any materials of any kind that contain or embody any proprietary or confidential information of the Company and its affiliated entities (and all reproductions thereof in whole or in part).  You further agree to make a diligent search to locate any such documents, property and information.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, within seven (7) days after the Effective Date, with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from those systems without retaining any copy or reproduction of it in any form, in whole or in part.  You further agree to provide the Company access to your personal system, as requested, to verify that the required copying and/or deletion is completed.  Your timely and full compliance with this Section 8 is a precondition to your receipt of the severance benefits set forth herein.

PROPRIETARY INFORMATION OBLIGATIONS.  Both during and after your employment you acknowledge your continuing obligations under your Confidential Information and Invention Assignment Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company.  A copy of your Confidential Information and Invention Assignment Agreement is attached hereto as Exhibit A.

NONDISPARAGEMENT.  You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.  In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

NO VOLUNTARY ADVERSE ACTION; AND COOPERATION.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.  In addition, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any

Richard S. Shames, M.D.

May 7, 2019

existing or future litigation or arbitration initiated by or filed against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

NO ADMISSIONS.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

RELEASE OF CLAIMS.

(a)           General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities,  and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)           Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)           ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”), and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of

Richard S. Shames, M.D.

May 7, 2019

your revocation to me); and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).  Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

(d)           Section 1542 Waiver.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

(e)           Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Governmental Agency.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

REPRESENTATIONS.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act, California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

MISCELLANEOUS.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter.  This Agreement may not be modified or amended except in a writing signed by both you and a duly

Richard S. Shames, M.D.

May 7, 2019

authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and signatures transmitted by PDF shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

Sincerely,

PROTAGONIST THERAPEUTICS, INC.

By:	/s/ Dinesh Patel
Dinesh Patel
President & CEO

Exhibit A — Confidential Information and Invention Assignment Agreement

ACCEPTED AND AGREED:

/s/ Richard S. Shames, M.D.
Richard S. Shames, M.D.

May 10, 2019
Date

Richard S. Shames, M.D.

May 7, 2019

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT